UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2006

Behringer Harvard REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51293	68-0509956
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001

(Address of principal executive offices)

(Zip Code)

(866) 655-1605

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

At the Company’s annual meeting of stockholders, held on June 28, 2006, the stockholders re-elected all of the members of the Company’s Board of Directors by over 99% of the stockholders voting. The five members of the Board of Directors, Robert M. Behringer, Robert S. Aisner, Charles G. Dannis, Steven W. Partridge and G. Ronald Witten, were elected to serve for a term ending at the 2007 annual meeting of stockholders, and each will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, removal, resignation or retirement.

On June 28, 2006 the Company’s Board of Directors declared distributions payable to the stockholders of record each day during for the months of July, August, and September 2006. The declared distributions will equal a daily amount of $.0019178 per share of common stock, which is equivalent to an annual distribution rate of seven percent (7.0%) assuming the share was purchased for $10.00. A portion of each distribution is expected to constitute return of capital for tax purposes. Distributions payable to each stockholder of record during a month will be paid in cash on or before the 16th day of the following month.

On June 29, 2006, the Company issued a press release announcing the acquisition of two three-story office buildings located at 600 and 619 Alexander Road in Princeton, New Jersey. A copy of the press release has been filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
99.1	Press Release regarding 600 and 619 Alexander Road Property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD REIT I, INC.

Dated: June 30, 2006	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President — Corporate Development & Legal and Secretary